AETNA CROSSROADS
File No. 811-6352
Attachment for the period ending October 31, 1996

Item 77c.

(a) The Special Meeting of the Shareholders of Aetna Crossroads ("the Fund") was held on July 26, 1996

(b)     At the meeting, the following Directors were elected:

				Morton Ehrlich
				Maria T. Fighetti
				David L. Grove
				Timothy A. Holt
				Daniel P. Kearney
				Sidney Koch
				Shaun P. Mathews
				Corine T. Norgaard
				Richard G. Scheide

(c)     Shareholders were asked vote on the following proposals:


1) To elect nine Directors to serve until their successors are elected and qualified.

			AFFIRMATIVE VOTES               NEGATIVE VOTES
Morton Ehrlich          1,763,361.393                           .000
Maria T. Fighetti       1,763,361.393                           .000
David L. Grove          1,763,361.393                           .000
Timothy A. Holt         1,763,361.393                           .000
Daniel P. Kearney       1,763,361.393                           .000
Sidney Koch             1,763,361.393                           .000
Shaun P. Mathews        1,763,361.393                           .000
Corine T. Norgaard      1,763,361.393                           .000
Richard G. Scheide      1,763,361.393                           .000



2) Approve or disapprove a Subadvisory Agreement among the Fund, Aetna Life Insurance and Annuity Company ("Aetna"), and Aetna's affiliate, Aeltus Investment Management, Inc.

			AFFIRMATIVE VOTES               NEGATIVE VOTES
			1,621,467.272                      141,894.121


3) Approve or disapprove a new Investment Advisory Agreement between the Fund and Aetna, the Fund's current investment adviser.

			AFFIRMATIVE VOTES               NEGATIVE VOTES
			 1,621,467.272                     141,894.121



 EX99.061